Exhibit 99.1

Jeff Hansen
Investor Relations
Marriott Vacations Worldwide Corporation
407.206.6149
Jeff.Hansen@mvwc.com
Ed Kinney / Jacqueline Ader-Grob
Corporate Communications
Marriott Vacations Worldwide Corporation
407.206.6278 / 407.513.6950
Ed.Kinney@mvwc.com / Jacqueline.Ader-Grob@mvwc.com

Marriott Vacations Worldwide Completes Securitization of Vacation Ownership Loans
ORLANDO, Fla. – August 17, 2017– Marriott Vacations Worldwide Corporation (NYSE: VAC) announced today the completion of a securitization of a pool of approximately $361 million of vacation ownership loans. Approximately $303 million of the loans were purchased on August 17, 2017 by the MVW Owner Trust 2017-1 (the “Trust”), and all or a portion of the remaining loans may be purchased by the Trust prior to January 15, 2018. In connection with the securitization, investors purchased $350 million of notes (the “Notes”) from the Trust. The Notes were offered in a private placement within the United States to qualified institutional buyers pursuant to Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended.
Three classes of Notes were issued by the Trust: approximately $276 million of Class A Notes, approximately $47 million of Class B Notes and approximately $27 million of Class C Notes. The Class A Notes have an interest rate of 2.42 percent, the Class B Notes have an interest rate of 2.75 percent and the Class C Notes have an interest rate of 2.99 percent, for an overall weighted average interest rate of 2.51 percent.
Of the $350 million in proceeds from the transaction, $56 million will be held by the Trust until it purchases all or a portion of the remaining loans or, if not used for that purpose, returned to the investors. In addition, approximately $49 million was used to repay all outstanding amounts previously drawn under Marriott Vacations Worldwide’s $250 million warehouse credit facility, approximately $7 million was used to pay transaction expenses and fund required reserves and the remainder will be used for general corporate purposes.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities law. Unless so registered, the Notes may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global pure-play vacation ownership company, offering a diverse portfolio of quality products, programs and management expertise with over 65 resorts. Its brands include Marriott Vacation Club, The Ritz-Carlton Destination Club and Grand Residences by Marriott. Since entering the industry in 1984 as part of Marriott International, Inc., the company earned its position as a leader and innovator in vacation ownership products. The company preserves high standards of excellence in serving its customers, investors and associates while maintaining a long-term relationship with Marriott International. For more information, please visit www.marriottvacationsworldwide.com.
###